EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated February 11, 2005 relating the consolidated balance sheets of TVI Corporation (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended in the Company’s Form 10-KSB for the year ended December 31, 2004.

/s/  Stegman & Company

Baltimore, Maryland

March 28, 2005